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EXHIBIT 5

OPINION OF DAVIS POLK & WARDWELL LLP

May 14, 2021

Baker Hughes Company
17021 Aldine Westfield Road

Houston, Texas 77073

Ladies and Gentlemen:

We have acted as special counsel to Baker Hughes Company, a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 29,500,000 shares (the “2021 LTIP Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Baker Hughes Company 2021 Long-Term Incentive Plan (the “2021 LTIP”) and 6,500,000 shares (the “ESPP Shares” and, collectively with the 2021 LTIP Shares, the “Shares”) of Common Stock issuable pursuant to the Amended and Restated Baker Hughes Company Employee Stock Purchase Plan (the “ESPP”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the 2021 LTIP and the ESPP, as applicable,

upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP